Exhibit 99

TO: Directors and Executive Officers of Dominion Energy, Inc.

DATE: February 4, 2020

RE: Important Notice of Blackout Period and Regulation BTR Trading Restrictions

Federal securities laws require us to send you a notice whenever restrictions are imposed on your ability to trade in common stock of Dominion Energy, Inc. ("Dominion Energy" or the "Company") due to a blackout period under an individual account retirement plan sponsored by the Company. A blackout period under the Dominion Energy Salaried Savings Plan, the Dominion Energy Hourly Savings Plan, the Dominion Energy Ohio Union Savings Plan, and the Dominion Energy Transmission & West Virginia Union Savings Plan (collectively, the "Plans") will begin at 4:00 PM Eastern Time on March 24, 2020 and is expected to end no later than the week of April 6, 2020 (the "Blackout Period"). During the week of April 6, 2020, you can determine whether the blackout period has ended by contacting the individual designated at the end of this notice or (if you are a Plan participant) by calling 888-DOM401K (888-366-4015). You can also access the Plan online at DominionEnergy401k.voya.com. You will be asked for your Social Security number or your six-digit PIN. Your PIN will be mailed to you the week of March 30, 2020.

The Blackout Period is necessary to facilitate the transition of the Plans to a new third-party administrator. During the Blackout Period, participants in the Plans will be unable to borrow or take distributions from their Plan accounts, or direct or diversify their Plan investments, including with respect to Dominion Energy common stock.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, you – as a director or executive officer of Dominion Energy – are prohibited during the Blackout Period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired in connection with your service as a director or employment as an executive officer – even if you are not a participant in any of the Plans. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as qualified Rule 10b5-1 plan transactions, bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer). However, those exemptions are limited. If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the Blackout Period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

Although the Blackout Period falls during a period in which your trading is already restricted under our trading window policy, we are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have questions regarding the Blackout Period, you may contact Karen W. Doggett, Assistant Corporate Secretary, at Dominion Energy, Inc., 120 Tredegar Street, Richmond, VA 23219, or by telephone at (804) 819-2123.